Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-67977 of IDG Books Worldwide, Inc. on Form S-8 of our report dated August 28, 2000 on the financial statements of Hungry Minds, Inc, (a development stage company) (which report expresses an unqualified opinion and includes an explanatory paragraph to the effect that IDG Books Worldwide, Inc. acquired substantially all of the assets of Hungry Minds, Inc. as of August 10, 2000) appearing in this Current Report on Form 8-K/A of IDG Books Worldwide, Inc.

DELOITTE & TOUCHE LLP
San Jose, California
October 23, 2000